Exhibit 2.7

DESCRIPTION OF SECURITIES

A summary of the material provisions governing our securities is set forth below. This summary is not complete and should be read together with the Articles and the Warrant Agreement, each of which has been filed with the SEC. You are urged to read the Articles and the Warrant Agreement for a complete description of the rights and preferences of our securityholders.

General

CoinShares PLC (the “Company”) is a public company limited by shares organized under the laws of Jersey, and its affairs are governed by the Articles and the Companies (Jersey) Law 1991 (the “Jersey Companies Law”) (each as amended or modified from time to time).

The Ordinary Shares are listed on Nasdaq under the symbol “CSHR” and the Warrants are listed on Nasdaq under the symbol “CSHRW.”

Authorized Shares

The Company’s authorized share capital consists of an unlimited number of shares of no par value. The Ordinary Shares are registered shares.

The rights evidenced by the Ordinary Shares may be materially limited or qualified by the rights evidenced by any other class of securities authorized under the Articles, including shares with preferred or other special rights that may be issued by the Board of Directors from time to time.

Key Provisions of the Articles and the Jersey Companies Law Affecting CoinShares PLC’s Ordinary Shares or Corporate Governance

Voting Rights

All Ordinary Shares shall be entitled to vote. On a show of hands, every member present (other than by proxy) shall have one vote and on a poll, every member present (including by proxy) shall have one vote for each share of which it is the holder.

General meetings

Notice of every general meeting (including any general meeting called for the passing of a special resolution) shall be given by at least fourteen Clear Days’ Notice. A meeting called by shorter notice than that specified above shall nevertheless be deemed to have been duly called if it is so agreed by all the members entitled to attend and vote (in the case of an AGM) or by a majority in number of the members having a right to attend and vote holding not less than the minimum percentage of voting rights prescribed by the Jersey Companies Law (in the case of any other meeting).

General meetings may be held physically or subject to board approval, persons entitled to attend a general meeting may do so by participating in any means of communication (including communication by electronic means). Virtual attendance may also be permitted at a physical meeting.

Dividends

The right to dividends accrues to the person who is entered as holder of the shares in the share register and recorded in the record register on the record date set by shareholders when they declare a dividend at a general meeting of the Company’s shareholders. Dividends may be declared by an ordinary resolution of the shareholders (a resolution of the Company passed by a simple majority of the votes cast, in person or by proxy, at a general meeting by the Company’s shareholders entitled to do so) provided such dividend shall not exceed the amount recommended by the directors of the Company.

Return of capital

Subject to the requirements of the Jersey Companies Law and any additional rights or restrictions attaching to shares, on a winding up of the Company, the assets available for distribution among the shareholders shall be apportioned and distributed pro rata according to the number of shares in issue.

The whole or any part of the assets of the Company may also be divided among the shareholders in-specie (whether or not such assets consist of property of one kind or different kinds). The liquidator (or, where there is no liquidator, the directors) may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or vest the whole or any part of the assets of the Company in trustees upon such trusts for the benefit of the shareholders. However, no shareholder shall be compelled to accept any assets upon which there is a liability.

Transfer of shares

Subject to the Jersey Companies Law, all transfers of shares must be effected using an instrument of transfer. The instrument of transfer must be in writing in any usual common form or any form approved by the Directors.

Variation of rights

Changes in shareholders’ rights as set out in the Articles require approval by special resolution of the Company at a general meeting. If the change relates to only a class of shareholders (where there are different classes), such changes will require sanction by special resolution passed at a meeting of that class of shareholders or written consent of shareholders of at least 67% of the issued shares of the relevant class. The conditions for changing shareholders’ rights correspond to the provisions of the Jersey Companies Law.

Share capital and changes in capital

The Company is a no par value company with no limit on the number of shares which may be issued by the Company including where there are different share classes in the capital of the Company. Subject to the provisions of the Jersey Companies Law, the share capital of the Company may be amended in any way by a special resolution of the shareholders.

There are no sinking fund provisions applicable to the Ordinary Shares. Holders of Ordinary Shares are not liable to further capital calls by the Company. There are no provisions in the Articles that discriminate against any existing or prospective holder of Ordinary Shares as a result of such shareholder owning a substantial number of shares.

Disclosure of interests

The Jersey Companies Law provides that, notwithstanding a conflict of interest, a director may participate in a transaction if the Articles permit it to do so.

Under the Articles, the following applies with respect to the directors’ interests. Subject to the provisions of the Jersey Companies Law, as long as a director of CoinShares PLC has disclosed the nature and extent of their interest to the board, such director can:

●	be a party to, or otherwise have an interest in, any transaction or arrangement with the Company or in which the Company has a direct or indirect interest;

●	be a director, officer or employee of or a party to a transaction or arrangement with, or otherwise interested in, any corporate body in which the Company has any interest whether direct or indirect;

●	act by themselves or through their firm in a paid professional role for the Company (other than as auditor); and

●	be a director who has, and is permitted to have, any interest referred to in the above paragraphs can keep any remuneration or other benefit which they derive as a result of having that interest as if they were not a director.

Any disclosure may be made at a meeting of the board, by notice in writing or by general notice or otherwise in accordance with the Jersey Companies Law.

Untraced shareholders

If a shareholder cannot be reached and their dividend remains unclaimed for a period of ten years from the date of declaration, their claim regarding the amount of payment to the Company remains for ten years. At the end of the ten-year period, the dividend will accrue to the Company.

Directors

Directors may be appointed or removed by the shareholders by ordinary resolution of the shareholders. Subject to the foregoing, each director shall hold office until they resign, retire, are disqualified, or are otherwise removed in accordance with the Articles.

The Board of Directors is not classified and there is no cumulative voting.

Redemption

Subject to the Jersey Companies Law, shares in the capital of the Company may be converted into shares which are to be redeemed or are liable to be redeemed at the option of the Company or at the option of the holder on such terms and in such manner as may be determined by special resolution.

Limitations on Rights to Own Securities

There are no limitations imposed by Jersey law or by the Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Ordinary Shares.

Anti-Takeover Provisions

The Articles and Jersey law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the Board of Directors and therefore depress the trading price of the Ordinary Shares. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the then-current members of the Board of Directors or taking other corporate actions, including effecting changes in management. Among other things, the Articles include provisions regarding:

●	the authority of the Board of Directors to issue shares in one or more classes with preferred or other special rights and to determine by resolution the rights, preferences, limitations and restrictions attaching to such shares, without shareholder approval, which may operate in a manner similar to so-called “blank check” preference shares and could be used, among other things, to significantly dilute the ownership of a hostile acquirer; the limitation of the liability of and the indemnification of, the Company’s directors and officers;

●	controlling the procedures for the conduct and scheduling of the Board of Directors and shareholder meetings; and

●	the requirement for the affirmative vote of holders of at least 66 2/3% of the total voting power of all of the then issued voting shares of the Company entitled to vote thereon, voting together as a single class, to amend or modify certain provisions in the Articles which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the Board of Directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board of Directors or management.

Ownership Disclosure

The Articles do not contain a provision requiring the disclosure of shareholder ownership at a certain threshold.

Conditions Governing Changes in Capital

The Articles do not impose conditions on changes in capital that are more stringent than those required by the Jersey Companies Law. Subject to the provisions of the Jersey Companies Law, the share capital of the Company may be amended in any way by a special resolution of the shareholders. The Board of Directors is authorized to issue new shares, including shares with preferred or other special rights, without shareholder approval, subject to the terms of the Articles and the Jersey Companies Law.

Comparison of Jersey Corporate Law and Delaware Corporate Law

Jersey companies are governed by the Jersey Companies Law. The Jersey Companies Law differs from laws applicable to Delaware corporations and their shareholders. For comparison purposes, set forth below is a summary of some significant differences between the laws applicable to companies incorporated in the State of Delaware and the provisions of the Jersey Companies Law applicable to the Company.

DELAWARE CORPORATE LAW	JERSEY CORPORATE LAW

Mergers and similar arrangements; Appraisal rights

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock, without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

A sale or disposal of all or substantially all the assets of a Jersey company must be approved by the board of directors and, only if the articles of association of the company require, by the shareholders in a general meeting. A merger involving a Jersey company must be generally documented in a merger agreement which must be approved by special resolution (being a two-thirds majority, if the articles of association of the company do not specify a greater majority) of shareholders of that company.

There are no appraisal rights under Jersey company law.

Shareholders’ suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at least the shareholder making the application.

There may also be customary law personal actions available to shareholders. Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Shareholder vote on board and management compensation

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	The board of directors may set the compensation of directors and members of management.

Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of shareholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

Unless otherwise stated in a company’s articles of association, directors of Jersey companies may be elected at any meeting of shareholders including the annual general meeting. Re-election is possible.

Classified boards are permitted.

Indemnification of directors and executive officers and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors and officers of the corporation for monetary damages for breach of a fiduciary duty as a director or officer, except no provision in the certificate of incorporation may eliminate or limit the liability of a director or officer for:

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty.

However, currently a Jersey company may exempt from liability, and indemnify directors and officers, for liabilities:

●	any breach of the duty of loyalty to the corporation or its shareholders;	●	incurred in defending any civil or criminal legal proceedings where:

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;	●	judgment is given in the person’s favor or the person is acquitted;

●	statutory liability for unlawful payment of dividends or unlawful share purchase or redemption; or	●	the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

●	any transaction from which the director or officer derived an improper personal benefit.	●	the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

● ●

incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:		●	incurred in a case in which the company normally maintains insurance for persons other than directors.

●	by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

●	by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

●	by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

●	by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:		Under the Jersey Companies Law, a director of a Jersey company, in exercising the director’s powers and discharging the director’s duties, has a duty to

● ●	the duty of care; and the duty of loyalty.	●	act honestly and in good faith with a view to the best interests of the company; and

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and make informed decisions based on, all material information reasonably available.

		●	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Customary law is also an important source of law in the area of directors’ duties in Jersey as it expands upon and provides a more detailed understanding of the general duties and obligations of directors. The Jersey courts view English common law as highly persuasive in this area.

In summary, the following duties will apply as manifestations of the general fiduciary duty under the Jersey Companies Law: a duty to act in good faith and in what he or she bona fide considers to be the best interests of the company; a duty to exercise powers for a proper purpose; a duty to avoid any actual or potential conflict between his or her own and the company’s interests; and a duty to account for profits and not take personal profit from any opportunities arising from his or her directorship, even if he or she is acting honestly and for the good of the company. However, the articles of association of a company may permit the director to be personally interested in arrangements involving the company (subject to the requirement to have disclosed such interest).

Shareholder action by written consent

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	If permitted by the articles of association of a company, a written consent signed and passed by the specified majority of members may affect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of a company’s auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is signed by the specified majority of members or on such later date as is specified in the resolution.

Shareholder proposals; Special meetings of shareholders

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents.

A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Jersey Companies Law does not provide for a shareholder right to put a proposal before the shareholders at the annual general meeting.

Shareholders holding 10% or more of a Jersey company’s voting rights and entitled to vote at the relevant meeting may legally require such company’s directors to call a meeting of shareholders. The JFSC may, at the request of any officer, secretary or shareholder, call or direct the calling of an annual general meeting. Failure to call an annual general meeting in accordance with the requirements of the Jersey Companies Law is a criminal offence on the part of a Jersey company and its directors and secretary.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors may be permitted in the corporation’s certificate of incorporation.	There are no provisions in the Jersey Companies Law relating to cumulative voting.

Removal of directors

A director of a Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

There is no statutory right under Jersey Companies Law for shareholders to nominate, appoint or remove directors of a company.

If provided for in the articles of association, a director may be removed from office by the holders of ordinary shares by special resolution or other threshold only for “cause” (as defined in the articles of association). In addition, a director may be removed from office by the board of directors by resolution made by the board of directors for “cause” if the articles of association provide for such a right. The Company’s Articles do not permit removal of a director by the other directors.

Transactions with interested directors

Interested director transactions are permissible and may not be legally voided if:		An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware.

●	either a majority of disinterested directors, or a majority of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction in good faith upon disclosure or knowledge of all material facts as to the interested directors’ relationship or interest as to the contract or transaction; or	Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

●	the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution of shareholders and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Transactions with interested shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting shares within the past three years.

This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Jersey Companies Law has no comparable provision. As a result, a Jersey company cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Jersey law does not regulate transactions between a company and its significant shareholders, as a general matter, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved in writing by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Jersey Companies Law, a Jersey company may be voluntarily dissolved, liquidated or wound up by a special resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest to do so.

Alternatively, a creditor with a claim against a Jersey company of not less than £3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey company itself without having to obtain any shareholder approval.

Variation of rights of shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Jersey law, the rights attached to any class of shares may only be varied (unless otherwise provided in the articles of association or by the terms of issue of that class) with the written consent of the holders of two-thirds of the shares of such class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Our Articles of Association state that the rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class or with the written consent of not less than 67% of the issued shares of that class.

Amendment of governing documents

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	The memorandum of association and the articles of association of a Jersey company may only be amended by special resolution (being a two-thirds majority if the articles of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution (if not prohibited by the articles of association) signed by either all the shareholders entitled to vote or, if authorized by the articles of association, the specified majority (being a two-thirds majority if the articles of association of the company do not specify a greater majority).

Blank check preferred stock/shares

A Delaware corporation’s certificate of incorporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares. In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Our Articles give the board of directors the right to provide for other classes of shares, including shares with preferred or other special rights, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans.

Where the United Kingdom City Code on Takeovers and Mergers does not apply to a company, Jersey law does not prohibit a company from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Inspection of books and records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge. The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge.

Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board of directors may declare and pay dividends upon the shares of its capital stock either:		Subject to restrictions in a company’s articles of association, under Jersey Companies Law, a no par value Jersey company may make a distribution at any time and debit out of the stated capital account provided that the directors of the company who authorize the distribution make a solvency statement in the prescribed form confirming that they have formed the opinion that immediately following the date on which the distribution is proposed and for a 12 month period thereafter the company will be able to discharge its liabilities as they fall due.

●	out of its surplus; or
●	in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Shareholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without shareholder approval.		Likewise, authorizing directors must also make a statutory solvency statement in the event of redeeming or purchasing the company’s shares.

Creation and issuance of new shares

All creation of shares requires the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation or shall be stated and expressed in the certificate of incorporation.	Pursuant to authority vested in the board of directors under the memorandum and articles of association, the board of directors may authorize the issuance of new shares through a resolution.

Warrants

There are 10,999,993 Warrants outstanding.

Each Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed herein, at any time commencing 30 days after the completion of the Business Combination, provided that the Company has an effective registration statement under the Securities Act (other than a registration statement on Form S-4 or F-4, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity) covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a “cashless basis” under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of Ordinary Shares. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act (other than a registration statement on Form S-4 or F-4, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity) with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire without value to the holder. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Ordinary Share underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement registering, under the Securities Act, the issuance of the Ordinary Shares issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its commercially reasonable efforts to register or qualify the issuance of shares under applicable blue sky laws to the extent an exemption is not available. To exercise Warrants on a cashless basis, each holder would pay the exercise price by surrendering the Warrants in exchange for a number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of (i) the number of Ordinary Shares underlying the Warrants, and (ii) the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) such fair market value. Solely for the purposes of the preceding sentence, “fair market value” shall mean the 10-day average trading price as of the date on which the notice of exercise is received by the warrant agent.

Redemption of the Company’s Warrants

Beginning 30 days after completion of the Business Combination, the Company may redeem the outstanding Warrants for cash:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders. The Company will not redeem the Warrants as described above unless a registration statement under the Securities Act (other than a registration statement on Form S-4 or S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity) covering the Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout such 30 trading day period and the 30 -day redemption period.

If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each warrantholder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a subdivision of Ordinary Shares or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, (ii) 10-day average closing price means, as of any date, the average last reported sale price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to such date and (iii) fair market value means the 10-day average closing price the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial business combination, or (d) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of our obligation to redeem 100% of our Ordinary Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to the rights of holders of our Ordinary Shares or pre-initial business combination activity, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter. The Warrant Agreement provides that no adjustment to the number of the Ordinary Shares issuable upon exercise of a Warrant will be required until cumulative adjustments amount to 1% or more of the number of Ordinary Shares issuable upon exercise of a Warrant as last adjusted. Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of Ordinary Shares issuable upon exercise of a Warrant and (ii) on the exercise date of any Warrant.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of the securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of our Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes warrant value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The warrant exercise price will not be adjusted for other events.

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this Annual Report, but requires the approval by the holders of at least a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Ordinary Shares or any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The Warrant Agreement provides that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Risks Related to the Company’s Securities — The Warrant Agreement designates the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which limits the ability of Warrant holders to obtain a favorable judicial forum for disputes with the Company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the warrantholder.

The Warrants are not shares of capital stock and do not represent an equity interest in the Company. There is no minimum offer price and no coupons attach to the Ordinary Shares or the Warrants.

Lock-Up

In connection with the execution and delivery of the Business Combination Agreement, the Sponsor and certain former CSIL shareholders (collectively, the “Lock-Up Parties” and each, a “Lock-Up Party”) entered into a Lock-Up Agreement, effective as of the Closing Date (the “Lock-Up Agreement”), with the Company and Vine Hill, pursuant to which the Lock-Up Parties agreed that the Ordinary Shares of the Company received by each such Lock-Up Party are subject to transfer restrictions, as described below, subject to certain exceptions. The Ordinary Shares of the Company held by each Lock-Up Party are locked up until the earlier of (i) six (6) months after the Closing Date and (ii) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing Date which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Beginning on the date that is 90 days after the Closing Date, any former CSIL shareholder prior to the Business Combination that is subject to a Lock-Up Agreement other than any executive officer, founder or director of the Company or their respective affiliates, may transfer up to 20% of their respective Ordinary Shares, so long as the closing sales price of the Ordinary Shares equals or exceeds $18.00 per share for at least 20 trading days within any 30 consecutive trading day period commencing any time 60 days after the Closing Date. Any former CSIL shareholder prior to the Business Combination that is subject to a Lock-Up Agreement may transfer all of their respective Ordinary Shares, so long as the closing sales price of the Ordinary Shares equals or exceeds $22.00 per share for at least 20 trading days within any 30 consecutive trading day period commencing any time after the Closing Date.